SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") is made and entered into this 9th day of July, 2012, by and between the following, sometimes referred to hereafter collectively a the "Parties" and individually as a "Party":

> **Health Revenue Assurance Holdings, Inc.** and **Health Revenue Assurance Associates, Inc.**, sometimes referred to hereafter collectively as the "Plaintiffs" or the "Companies", and individually as a "Plaintiff,"
>
> \- and -
>
> **Keith A. Siddel**, sometimes referred to hereafter as the "Defendant."

Whereas, there is currently pending in the United States District Court for the Southern District of Florida (the "Florida Trial Court"), Case No. 12-60839-Civ-Williams/Seltzer, an action entitled *Health Revenue Assurance Holdings, Inc. v. Siddel*, referred to hereafter as the "Florida Lawsuit";

Whereas, there is currently pending in the United States District Court for the District of Colorado (the "Colorado Trial Court"), Case No. 1:12-cv-01516-PAB-KLM, an action entitled Siddel v. Anvex International, Inc., et al, referred to hereafter as the "Colorado Lawsuit";

Whereas, the Florida Lawsuit and the Colorado Lawsuit are sometimes collectively referred to hereafter as the "Dispute";

Whereas, each Party is represented by counsel, recognizes his or its respective rights and obligations, and is desirous of settling – fully and finally – the Dispute as well as any and all claims and counterclaims which were or could have been brought in the Florida Lawsuit and/or the Colorado Lawsuit;

Whereas, prior to signing this Agreement, each Party had an opportunity to and in fact has had counsel review this Agreement and explain that Party's rights and obligations under, and the legal effect of, this Agreement;

Whereas, the Parties have signed this Agreement of their own free will and volition, with full recognition and understanding of their respective rights and obligations under, and the legal effect of, this Agreement;

Now Therefore, for and in consideration of the following covenants and agreements, or other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and conclusively established, the Parties covenant and agree as follows:

1. **Recitals:** The foregoing recitals are true and correct.

2. **Nothing In This Agreement To Act As Admission**: Neither this Agreement nor anything in it shall act as or constitute an admission by any Party that any Party, or any of their respective past or present officers, directors, shareholders, members, agents, employees, independent contractors, agents, accountants or attorneys, committed any wrongful act, or violated or breached the terms of any agreement or duty owed, whether statutory or otherwise.

3. **Structure of Stock Transfer**: On or before 5:00 p.m. Eastern Daylight Savings Time on Wednesday, July 11, 2012, the Companies' SEC counsel shall review this agreement regarding compliance with the United States securities laws, including but not limited to the Securities Act of 1933 and the Securities & Exchange Act of 1934. The Stock Transfer and payment may be structured and/or characterized by Plaintiff to comply with the securities laws. If there is no way to do so, the Defendant may at his option treat the payment as payment of wages and surrender his stock to the Company.

4. **Settlement**

4.1. Defendant shall be paid the sum of Two Hundred Thirty-Two Thousand Five Hundred Dollars ($232,500.00), referred to hereafter as the "Settlement Payment," as and for Defendant's stock ownership interest in the Plaintiffs. Defendant shall convey his stock in the Companies to whomever is designated by Plaintiffs or Plaintiffs' SEC counsel. Within three business days of the date of this Agreement, Plaintiffs or Plaintiffs SEC counsel shall deliver to Defendant any and all documents which Defendant must sign to effectuate the stock transfer. The Settlement Payment shall be paid as follows:

Within fourteen (14) days of the date on which Defendant signs and returns the required documentation to effectuate the stock transfer or 14 days from the date of this agreement if no further transfer documents are needed or provided	$15,000.00
Within twenty-eight (28) days of the date on which Defendant signs and returns the required documentation to effectuate the stock transfer or 14 days from the date of this agreement if no further transfer documents are needed or provided	$10,000.00
On or before September 30, 2012	$23,055.55
On or before October 30, 2012	$23,055.55
On or before November 30, 2012	$23,055.55
On or before December 30, 2012	$23,055.55
On or before January 30, 2013	$23,055.55
On or before February 28, 2013	$23,055.55
On or before March 30, 2013	$23,055.55
On or before April 30, 2013	$23,055.55
On or before May 30, 2013	$23,055.60

Each of the installment payments of the Settlement Payment set forth above shall be made via wire transfer, wiring instructions to be provided by Defendant's counsel to Plaintiffs' counsel within seven (7) days of the date of this Agreement.

Plaintiff shall pay the mediator's fees for the mediation within 21 days of the date of this agreement.

Plaintiffs shall be entitled to prepay the Settlement Payment, or any part of it, without penalty prior to the date on which it, or any part of it, is due. Plaintiffs shall be entitled to have a grace period of seven (7) calendar days, from each due date, in which to effectuate the required payment. Plaintiffs shall have the right only to two (2) such grace periods. After the expiration of the grace period, Defendant may enforce its rights under this Agreement, including acceleration of the payments remaining due.

4.2. Within fourteen (14) days of the date of this Agreement, Plaintiffs shall deliver to Defendant personal guaranties by Andrea Clark and Robert Rubinowitz, referred to hereafter collectively as the "Guarantors" and individually as a "Guarantor," which guaranties the payment of the Settlement Payment required by this Agreement. The guaranties shall be prepared by Defendants' counsel but shall be in a form mutually acceptable to Plaintiffs' and Defendants' counsel. The guaranties shall waive any and all protection from creditors which otherwise might be available to each Guarantor, or collectively to the Guarantors, by virtue of holding title to property (real, personal, intangible, or other) as tenants by the entirety; provided however, nothing in the guaranties shall effect in any way the protection afforded by Florida's homestead exemption.

4.3. Defendant agrees that:

4.3.1. Defendant will not, directly or indirectly, do anything to cause or encourage Baptist Memorial Health Care Corporation ("Baptist") to terminate, with or without cause, the contract which presently exists between Baptist and Plaintiffs, or either of them; and

4.3.2. Through and including July 9, 2013, Defendant will not have or enter into any business relationship, including but not limited to employment, independent contractor, or otherwise, with Christie Lawrence, a former employee of Plaintiffs; and

4.3.3. Effective immediately Defendant resigns any and all positions, including but not limited to officer, director and/or board positions, which he had or presently may have with Plaintiffs.

4.4. Plaintiffs agree that:

4.4.1. Plaintiffs accept Defendant's resignation, effective immediately, from any and all positions, including but not limited to officer, director and/or board positions, which Defendant had or presently may have with Plaintiffs, and within thirty (30) days from the date of this Agreement Plaintiffs shall cause this resignation to appear on the books and records of Plaintiffs and, to the extent necessary and/or required by Plaintiffs' auditors or SEC counsel, to be reported on the next appropriate

public filing made by or on behalf of Plaintiffs with the United States Securities and Exchange Commission, to be determined solely by Plaintiffs.

4.4.2. Plaintiffs agree, to the fullest extent permitted under Nevada and Florida law, to indemnify and hold Defendant harmless for any and all actions taken by Defendant as an officer and/or Director of Plaintiffs, or either of them which shall include advancement of reasonable defense costs including attorneys' fees; provided, however, that this indemnity provision shall expire on January 9, 2014. Plaintiffs reserve any and all rights and defenses to challenge the indemnity sought.

4.5. Upon payment of the first two payments, the parties shall jointly move the Florida Court to approve the settlement and dismiss the case with prejudice but and retain jurisdiction for a period of 11 months to enforce the settlement agreement. If the court refuses to retain jurisdiction, then the parties shall jointly dismiss the case with prejudice. Within seven (7) days of the date of this Agreement Defendant shall dismiss without prejudice the Colorado Lawsuit and Plaintiff may file a notice of settlement with the court in the Colorado Lawsuit before the expiration of said time period.

5. **Mutual General Release**: Each Party hereby remises, releases, acquits, satisfies, and forever discharges each and every other Party (including each and every other Party's past and present parent, subsidiary, affiliate or predecessor entities, and any and all of his, her, its and/or their respective past and present officers, directors, agents, attorneys, accountants, insurers, servants, employees, shareholders, members, and partners, including but not limited to Andrea Clark, Robert Rubinowitz, HBL Concepts, LLC as well as their and each and every other Party's respective heirs and personal representatives, all of the foregoing hereinafter collectively referred to as the "Releasees"), of and from any and all, and all manner of, claims, actions, causes of action, suits, debts, sums of money, accounts, reckonings, contracts, controversies, agreements, promises, damages, and demands whatsoever, in law or in equity, which each Party had or now has, or which any successor or assign of each Party hereafter can, shall or may have, against any of the Releasees for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this Agreement, whether known or unknown, direct or indirect, vested or contingent. Without limiting the generality of the foregoing, this Release includes the release of any and all claims, rights, and causes of action, of any type or kind whatsoever, which were or could have been raised or asserted by each Party against the Releasees in the Florida Lawsuit and/or the Colorado Lawsuit. The parties release each other from any and all obligations under the purported Non-Compete Agreement (the authenticity of which is disputed) dated October 11, 2011. Plaintiff acknowledges that Defendant does not have any trade secrets or confidential information of Plaintiff. ***Notwithstanding the foregoing, each Party expressly excludes from the effect of this Release and does not release (a) the Releasees from the terms and conditions of this Agreement; (b) Christie Lawrence, it being understood that any and all claims, of any type or kind, which any Party has or may have against Christie Lawrence are not in any way affected by this release, each and every such claim being expressly reserved; and (c) any of Plaintiffs' past, present, or future customers or the beneficiaries of Plaintiffs' services.***

6. **Release Void Ab Initio Under Limited Conditions**: The release contained in paragraph 5 releases claims against persons who are not parties or signatories to this Agreement, referred to hereafter as a "Non-Party Releasee." In the event a Non-Party Releasee commences an action or proceeding of any type or kind -- anywhere in the world, whether in a court of competent

jurisdiction, an arbitral forum, or otherwise – against a Party who furnished the Non-Party Releasee with a release in paragraph 4 above ***for acts or events occurring prior to the date of this Agreement***:

6.1. such release shall be deemed null and void *ab initio*, and treated as though it had never been made or entered into; and

6.2. the Stipulation of Dismissals With Prejudice and the Orders of Dismissal With Prejudice contemplated by paragraph 4.5 above, by operation of this Agreement, shall be deemed to be a dismissal without prejudice with regard solely to claims the releasing Party could have asserted against the Non-Party Releasee in the Florida Lawsuit and/or the Colorado Lawsuit, without any claim preclusive effective whatsoever with regard to those claims.

7. **Non-Disparagement**: Each Party agrees not to make any disparaging statements about any other Party, its products, business, or services, or otherwise interfere with any other Party's business relationships with customers, prospective customers, or others in any way violates the law of the place where such statements was made or received. This provision is tantamount to an injunction issued by a court of competent jurisdiction and will subject the breaching Party to sanctions, injunctive relief, or any other equitable or legal right which any Party hereto may have hereunder for any failure by a Party to perform his, her, or its obligations hereunder.

8. **Attorneys' Fees**: Other than as specifically provided otherwise in this Agreement, each Party will be responsible for paying its own attorneys' fees, costs and expenses arising out of or connected with the Florida Lawsuit, the Colorado Lawsuit, and the Dispute, including but not limited to the preparation and execution of this Agreement.

9. **Paragraph Headings**: The headings of the paragraphs of this Agreement are inserted only for the purpose of convenience of reference and shall not be deemed to govern, limit, modify, or in any manner affect the scope, meaning, or intent of the provisions of this Agreement or any part or portion thereof, nor shall they otherwise be given any legal effect.

10. **Parties**: This Agreement, as well as the obligations created and the benefits conferred hereunder, shall be binding on and inure to the benefit of the Parties as well as their personal representatives, heirs, past and present representative officers, directors, agents, attorneys, accountants, insurers, employees, and any subsidiary, affiliated and parent corporations, collateral corporations, or other business entities controlled directly or indirectly by the Parties. Each Party hereby represents and warrants, with respect to any and all claims and counterclaims which were or could have been asserted in the Florida Lawsuit and/or the Colorado Lawsuit against the other Party, that: (a) no other person or entity is entitled to assert any such claims or counterclaims against, or to recover any monetary, declarative, injunctive, equitable, or any other form of relief from, the opposing Party; and (b) no Party has assigned, transferred, hypothecated, or in any other way disposed of all or any portion of any of claims or counterclaims which were or could have been asserted in the Lawsuit against the opposing Party.

11. **Authority**: Each person signing this Agreement on behalf of a Party represents and warrants that he or she has full power and authority to enter into this Agreement and to fully.

completely, and finally settle the Dispute, including but not limited to any and all claims and counterclaims which were or could have been asserted in the Florida Lawsuit and/or the Colorado Lawsuit.

12. **Governing Law, Venue and Personal Jurisdiction**: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action between or among the Parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each Party irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Florida Trial Court, and (ii) each Party irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid as to any pleading or paper in the Colorado or Florida case. As to any new matter process must be served as required by law. To the extent the Parties need to communicate with each other, they shall do so through their respective counsel.

13. **Enforcement Action**: In the event any Party brings an action to enforce any of the provisions of this Agreement, the Party prevailing in any such action shall be entitled to recover, and the losing Party shall be obligated to pay, the reasonable attorneys' fees and costs incurred in such proceeding, including attorneys' fees and costs incurred in any appellate proceedings. **THE PARTIES AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ENFORCEMENT PROCEEDING, ACTION, OR LITIGATION ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT.**

14. PARTICIPATION OF MEDIATOR IN PREPARING SETTLEMENT PAPERS: THE PARTIES ACKNOWLEDGE THAT BRIAN F. SPECTOR, WHO SERVED AS THE MEDIATOR IN THE LAWSUIT (THE "MEDIATOR"), ASSISTED THE PARTIES' RESPECTIVE COUNSEL IN PREPARING THIS AGREEMENT (INCLUDING ANY EXHIBITS). EACH PARTY HEREBY ACKNOWLEDGES THAT: (A) THE MEDIATOR IS NOT ANY PARTY'S LAWYER, (B) EACH PARTY LOOKED SOLELY TO THE PARTY'S OWN COUNSEL FOR ADVICE CONCERNING THE ADVISABILITY OF ENTERING INTO, AND THE LEGAL EFFECT OF, THIS AGREEMENT, (C) THE MEDIATOR, CONSISTENT WITH STANDARDS OF IMPARTIALITY AND PRESERVING PARTY SELF-DETERMINATION, MAY HAVE PROVIDED INFORMATION DURING THE MEDIATION THAT THE MEDIATOR WAS QUALIFIED BY TRAINING OR EXPERIENCE TO PROVIDE BUT HAS NOT PROVIDED OR GIVEN ANY LEGAL ADVICE, AND (D) AT ALL TIMES DURING THE MEDIATION, INCLUDING THE PREPARATION AND EXECUTION OF THIS AGREEMENT, THE MEDIATOR ACTED WITHIN THE SCOPE OF THE MEDIATION FUNCTION IN GOOD FAITH, <u>WITHOUT</u> MALICIOUS PURPOSE, AND <u>NOT</u> IN A MANNER EXHIBITING WANTON AND WILLFUL DISREGARD OF HUMAN RIGHTS, SAFETY, OR PROPERTY. FINALLY, EACH PARTY AGREES TO INDEMNIFY THE MEDIATOR AND HOLD THE MEDIATOR HARMLESS AGAINST CLAIMS OF ANY TYPE OR KIND WHICH MIGHT BY ASSERTED BY ANYONE AGAINST THE MEDIATOR ARISING, DIRECTLY OR INDIRECTLY, OUT OF THE MEDIATOR'S PARTICIPATION IN THE PREPARATION AND EXECUTION OF THIS AGREEMENT, AS WELL AS ANY EXHIBITS HERETO.

15. **Joint Work Product**: This Agreement shall be deemed the joint work product of all Parties and their respective counsel, and all Parties shall be considered the drafters of this

Agreement. Any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not be applicable in any interpretation of this Agreement.

16. **Severability:** If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

17. **Entire Agreement:** This Agreement contains the full and complete agreement between and among the Parties, and there are no oral or implied agreements or understandings not specifically set forth herein. No other Party, or agent or attorney of any other Party, or any person, firm, corporation or any other entity has made any promise, representation, or warranty, whatsoever, express, implied, or statutory, not contained herein, concerning the subject matter hereof, to induce the execution of this Agreement. No signatory has executed this Agreement in reliance on any promise, representation, or warranty not contained herein. No modifications of this Agreement may be made except by means of a written agreement signed by each of the Parties. Finally, the waiver of any breach of this Agreement by any Party shall not be a waiver of any other subsequent or prior breach. From time to time at the request of any of the Parties to this Agreement, without further consideration and within a reasonable period of time after request hereunder is made, the Parties shall execute and deliver any and all further documents and instruments and to do all acts that any of the Parties to this Agreement may reasonably request which may be necessary or appropriate to fully implement the provisions of this Agreement, including but not limited to any documents reasonably necessary to cure any deficiencies in the documentation, finalize the documentation of and/or effectuate the merger between HRM, LLC and Health Revenue Assurance Associates, Inc., or between any affiliates and/or subsidiaries. Any such additional documents other than as provided otherwise herein shall not delay payment.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.

By: ______________________

Robert Rubinowitz
Print Name Signed Above

Its: Chief Operating Officer
Indicate Office/Title

____
Jason R. Alderman
Alderman & Kodsi
Attorneys for Health Revenue Assurance Holdings, Inc.

HEALTH REVENUE ASSURANCE ASSOCIATES, INC.

By: ______________________________

Robert Rubinowitz
Print Name Signed Above

Its: Chief Operating Officer
Indicate Office/Title

____
Jason R. Alderman
Alderman & Kodsi
Attorneys for Health Revenue Assurance Associates, Inc.

KEITH A. SIDDEL

____
Keith A. Siddel

____
Peter F. Valori
Damian & Valori LLP
Attorneys for Keith A. Siddel

____
Robert Rubinowitz*
As to Guarantee

____
Andrea Clark*
As to Guarantee

*Agreement enforceable at option of Defendant if not signed by Guarantors